Exhibit 99.1

VIP Play, Inc. Announces Departure of Chief Financial Officer

LAS VEGAS, July 23, 2025 /PRNewswire/ — VIP Play Inc. (OTCQB: VIPZ) – VIP Play, Inc., a technology-driven leader in interactive consumer engagement, today announced that Jim Mackey, the Company’s Chief Financial Officer, will step down from his role, effective August 8, 2025.

The Company has initiated a transition process and is in the process of identifying a successor. Mackey will assist in an orderly transition over the coming weeks.

“We thank Jim for his contributions to the Company, particularly during a transformative period for our business,” said Les Ottolenghi, CEO of VIP Play Inc. “We remain focused on executing our strategic priorities, including financial visibility, operating efficiency, and delivering value to our stakeholders.”

The Company reaffirms its financial guidance previously provided and will provide updates as appropriate.

About VIP Play, Inc.

VIP Play, Inc. (OTCQB: VIPZ) is pioneering the future of mobile sports wagering. Operating its proprietary technology platform in Tennessee and holding an interim iGaming and mobile sports-betting license in West Virginia, the company delivers a modern sportsbook with unique wager offerings, sweepstakes contests, and social features. VIP Play’s cloud-native architecture and AI-driven product roadmap enable secure, data-centric experiences that delight players and uphold the highest standards of regulatory compliance and responsible gaming. Visit https://vipplayapp.com to learn more.

Media Contact: Kristin Hague kristin@vipplayinc.com